UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2010 (January 4, 2010)

IVEDA CORPORATION
 (Exact name of registrant as specified in its charter)

Nevada	000-53285	98-0611159
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 South Alma School Road, Suite 4450, Mesa, Arizona	85210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 307-8700

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Iveda Corporation (the “Company”) entered into two Consulting Agreements – one with IEP Services, Inc. dated January 4, 2010 and one with Clemens Titzck dated January 18, 2010 (the “Consultants”). The Company retained the Consultants under the Consulting Agreements to assist it with identifying funding sources and/or agents; arranging and participating in meetings with such parties; developing business and marketing plans, financial models and strategies; and providing other similar consulting services. The Company agreed to pay the Consultants cash compensation for providing their consulting services, with IEP Services, Inc. being paid $70,000 and Clemens Titzck being paid $35,000.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 29, 2010, the Board of Directors of Iveda Corporation (the “Registrant”) appointed Joseph Farnsworth and James Staudohar as directors to fill vacancies on the Board and to serve on the Board until their successors have been elected at the next annual meeting of the Registrant’s shareholders or until their earlier resignation, removal, or death. Neither Mr. Farnsworth nor Mr. Staudohar have been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Farnsworth has over 25 years of experience in the real estate industry.  Since 1995, Mr. Farnsworth has served as President and a director of Farnsworth Realty & Management Co., an Arizona based privately held real estate company.  He has also served on the Board of Farnsworth Development since 1995 and on the Board of Farnsworth Companies since 2008.  From 1987 to 1991, Mr. Farnsworth served as President of Farnsworth International, a real estate investment company based in Taipei, Taiwan, and from 1990 to 1995, Mr. Farnsworth served as President of Alfred’s International, a company with transactions in China and Korea.  Mr. Farnsworth is a graduate of Brigham Young University with a B.S. in real estate finance, and is a licensed Arizona real estate broker.  He serves on the Board of Directors of Arizona Brain Food, an organization providing food to lower income school children, and is actively involved with the La Masita homeless shelter.  He has previously served on the Board of Adjustment for the City of Mesa, Arizona, and also previously served on the City Planning and Zoning Board for the City of Mesa, Arizona.

Mr. Staudohar has over 45 years of experience in financial management, strategic planning and managing rapid growth organizations. Since 2003, Mr. Staudohar has served as President of Lakeview Enterprises, LLC, providing business advisory and consulting services to companies throughout the Phoenix metropolitan area. From 2007-2009, Mr. Staudohar served as CFO and a director of Veritest International Corporation, a startup company that raised approximately $2.8 million dollars for the development of a drug screening device. Prior to founding Lakeview Enterprises, Mr. Staudohar served as Vice Chairman and Chief Financial Officer of RSI Enterprises, Inc., a multi-million dollar profitable asset recovery business located in Phoenix, Arizona. Mr. Staudohar participated in RSI Enterprises’ formation in 1994. Prior to 1994, Mr. Staudohar held a number of financial positions, including serving as Vice President and Corporate Controller of Modern Merchandising, Inc. from 1981 until its acquisition by Best Products, Inc. in 1983, when Mr. Staudohar was promoted to Chief Financial Officer and Senior Vice President, positions he held until 1989, of Best Products, a $3 billion retail organization. Mr. Staudohar also served from 1973-1981 as Vice President and Controller of B. Dalton Bookseller during a period when the retail chain grew from 66 to 650 stores. Mr. Staudohar holds a B.A. from the University of Minnesota. In addition to his financial experience, Mr. Staudohar previously served on the Board of Directors of Smith & Wesson Holding Corporation, the publicly traded parent company of the gun manufacturer from 2002 to 2004. He also served as the Chair of Smith & Wesson’s Audit Committee and as a member of both the Nominating and Compensation Committees. Mr. Staudohar also serves on the Board of Directors and multiple committees of the Phoenix Sister Cities Commission.

Neither the Registrant nor any of its subsidiaries has entered into any transactions with Mr. Staudohar described in Item 404(a) of Regulation S-K. The Company has provided surveillance services since 2005 (on terms no more or less favorable than those provided to the Company’s other customers) to entities owned by Mr. Farnsworth and some of his immediate family members.  Revenue for years ending 2009 and 2008 was $59,674 and $40,466, respectively, from Mr. Farnsworth’s accounts.

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Neither Mr. Farnsworth nor Mr. Staudohar were appointed pursuant to any arrangement or understanding between Mr. Farnsworth or Mr. Staudohar (as applicable) and any other person.

In connection with Mr. Farnsworth and Mr. Staudohar’s appointments to the Board, the Registrant did not enter into or materially amend any plan, contract, or arrangement that Mr. Farnsworth or Mr. Staudohar will participate in as a director of the Registrant. Mr. Farnsworth and Mr. Staudohar will be compensated for their service on the Board in the same manner as other non-employee members of the Board, which presently consists solely of grants of stock options and payment of expenses related to attending Board meetings. The Board has approved grants of options to purchase 50,000 shares of stock each to Mr. Farnsworth and Mr. Staudohar under the Registrant’s 2010 Stock Option Plan, to be granted as of the filing of a Form S-8 registration statement for the 2010 Stock Option Plan.

SIGNATURES

In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 3, 2010

Iveda Corporation, a Nevada corporation

By:  /s/ David Ly

David Ly, CEO

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